Nationwide Variable Insurance Trust
Sub-Item 77E:  Legal Proceedings
6-30-2012 Annual Report

1. NVIT S&P 500 Index Fund, a series of Nationwide
Variable Insurance Trust (the "NVIT Index Fund") is
a defendant in a suit pending in the United States
District Court for the Southern District of Ohio,
Deutsche Bank, et al. v. American Electric Power,
et al., No. 11-cv-358 ("the Action").  The Action
relates to the 2007 leveraged buyout ("LBO") of
Tribune Company ("Tribune"), in which Tribune
purchased from its shareholders, including the NVIT
Index Fund, all of its outstanding stock.  Tribune
is now in bankruptcy in the Bankruptcy Court for the
District of Delaware.  In the Action, holders of
pre-LBO debt of Tribune seek to disgorge the monies
received by the Tribune shareholders which, like the
NVIT Index Fund, sold their stock as part of the
buyout, on a theory of fraudulent conveyance.  There
are thousands of defendants involved in this and
similar suits pending around the country.  The Action
has been stayed until further notice from the Bankruptcy
Court.  The amount the NVIT Index Fund received in the
LBO for the purchase of all of its stock in Tribune is
$495,278.